Exhibit 99.1

Moderna Congratulates Dr. Moncef Slaoui on His Appointment to Oversee the White House’s

Operation Warp Speed Initiative

CAMBRIDGE, Mass.—May 15, 2020 – Moderna, Inc., (Nasdaq: MRNA) a clinical stage biotechnology company pioneering messenger RNA (mRNA) therapeutics and vaccines to create a new generation of transformative medicines for patients, today announced that Dr. Moncef Slaoui has resigned from Moderna’s Board of Directors upon appointment of his new role to oversee the White House’s Operation Warp Speed initiative. Dr. Slaoui joined Moderna’s Board of Directors in 2017.

“I would like to thank Moncef for his critical insights and three years of service on the Moderna Board,” said Noubar Afeyan, Ph.D., Co-Founder and Chairman of Moderna, and CEO of Flagship Pioneering. “Moncef’s extensive vaccine and therapeutic development guidance were important as we continue to advance Moderna’s mRNA platform. We wish him well in this new role.”

“I am honored to be asked by the Administration to take on this important responsibility,” said Moncef Slaoui, Ph.D., “My entire professional career has been focused on development of therapies and vaccines to benefit many. I was inspired by Moderna’s vision to invest in developing a new class of medicines and vaccines based on messenger RNA. I have valued my time as a Board member and wish the Company the best as it continues its mission for patients.”

“I greatly appreciate Moncef’s contributions to the Moderna Board in his role of Chair of the Product Development Committee,” said Stéphane Bancel, Moderna’s Chief Executive Officer. “His expertise and skills were invaluable as we approach advanced stages of development across our clinical programs. It has been a privilege to work with Moncef over the last three years.”

About Moderna

Moderna is advancing messenger RNA (mRNA) science to create a new class of transformative medicines for patients. mRNA medicines are designed to direct the body’s cells to produce intracellular, membrane or secreted proteins that can have a therapeutic or preventive benefit and have the potential to address a broad spectrum of diseases. The company’s platform builds on continuous advances in basic and applied mRNA science, delivery technology and manufacturing, providing Moderna the capability to pursue in parallel a robust pipeline of new development candidates. Moderna is developing therapeutics and vaccines for infectious diseases, immuno-oncology, rare diseases and cardiovascular diseases, independently and with strategic collaborators.

Headquartered in Cambridge, Mass., Moderna currently has strategic alliances for development programs with AstraZeneca PLC and Merck & Co., Inc., as well as the Defense Advanced Research Projects Agency (DARPA), an agency of the U.S. Department of Defense, and BARDA. Moderna has been ranked in the top ten of Science’s list of top biopharma industry employers for the past five years. To learn more, visit www.modernatx.com.

Moderna Contacts

Media:

Colleen Hussey

Senior Manager, Corporate Communications

203-470-5620

Colleen.Hussey@modernatx.com

Investors:

Lavina Talukdar

Head of Investor Relations

617-209-5834

Lavina.Talukdar@modernatx.com